UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Global Power Equipment Group Inc.

(Name of Registrant as Specified in Its Charter)

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GLOBAL POWER EQUIPMENT GROUP INC.

6120 South Yale

Suite 1480

Tulsa, Oklahoma 74136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 9, 2005

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Global Power Equipment Group Inc., a Delaware corporation (the “Company”), will be held at the DoubleTree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma, on Thursday, June 9, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I members to the Board of Directors for three-year terms;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 20, 2005, as the record date for the meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

By Order of the Board of Directors,

Candice L. Cheeseman

Secretary

Tulsa, Oklahoma

April 29, 2005

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GLOBAL POWER EQUIPMENT GROUP INC.

6120 South Yale

Suite 1480

Tulsa, Oklahoma 74136

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 9, 2005

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Global Power Equipment Group Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 9, 2005, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being forwarded to stockholders on or about April 29, 2005.

If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted as directed at the Annual Meeting. Stockholders whose shares are registered in their own names may instruct the proxies how to vote via the Internet or by telephone in lieu of executing and returning the accompanying proxy, and the shares represented by the proxy will be voted at the Annual Meeting. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the accompanying proxy card. Stockholders holding their shares through a broker, bank or other record holder should follow the instructions provided to them by such record holders in order to vote their shares.

If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated on a proxy, the stockholder’s shares will be voted “FOR” (a) the election of all of the nominees for directors listed below and (b) the ratification of the appointment of the independent registered public accounting firm. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by voting again by Internet or telephone, or by attending the Annual Meeting and voting in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders of record at the close of business on April 20, 2005 (the “Record Date”), will be entitled to vote at the Annual Meeting. As of the Record Date, there were 46,918,235 shares of the Company’s common stock issued and outstanding. The holders of common stock are entitled to one vote per share. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will not be considered present for the purpose of calculating the vote on any matter.

Representatives of EquiServe Trust Company N.A. or its agent will tabulate votes and act as inspector of election at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three approximately equal classes. The terms of the three classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The terms of the three Class I directors will expire at the Annual Meeting. One of the Company’s Class I directors, Ed Hotard, is not standing for re-election and will be retiring from the Board of Directors as of the Annual Meeting.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Adrian W. Doherty Jr., Michael L. Greenwood and Jerry E. Ryan for election as directors, each to hold office until the annual meeting of stockholders in 2008 and until his successor is duly elected and qualified, or until the earlier of his death, resignation or retirement. Messrs. Doherty and Ryan currently serve as directors of the Company, and Mr. Greenwood is a nominee for director for the first time. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Doherty, Greenwood and Ryan. Should any of the nominees become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person as the Nominating and Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the three nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of common stock shall be duly elected directors upon completion of the vote tabulation at the Annual Meeting. The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors

Class I

(Term Expires 2008)

Adrian W. Doherty Jr., age 53.    Mr. Doherty is a managing director and head of oil and gas investment banking at Barclays Capital, the investment banking division of Barclays Bank PLC. He participated in the formation of Anzon Energy Limited, a New Zealand oil and gas exploration company, and served as one of its directors from September 2001 through May 2002. From July 1999 to May 2001, Mr. Doherty was the senior equity capital markets professional at Salomon Smith Barney with responsibility for all energy equity offerings. From 1995 to 1999, he was a managing director and member of the management committee of the Global Natural Resources Group at J.P. Morgan & Co. Mr. Doherty earned an A.B. degree in Geology from Amherst College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Doherty has been a director of the Company since 2002.

Michael L. Greenwood, age 49.    Mr. Greenwood is the founder and managing director of Carnegie Capital LLC, a private financial advisory services firm providing investment banking assistance to the energy industry. From July 2002 to August 2004, Mr. Greenwood was vice president of finance and treasurer for Energy Transfer Partners, L.P., a diversified energy company with interests in natural gas transportation, processing, marketing and retail marketing of propane, subsequent to its merger with Heritage Propane Partners, L.P., where he had served as vice president, chief financial officer and treasurer. From 1994 to 2002 he was senior vice president, chief financial officer and treasurer for Alliance Resource Partners, L.P., a diversified producer and marketer of coal to major utilities. From 1986 to 1994, Mr. Greenwood was general manager of mergers and acquisitions for MAPCO Inc., a diversified energy company with interests in coal, pipelines, propane, refining and retail marketing. Mr. Greenwood received his B.S. in Business Administration from Oklahoma State University and an M.B.A. from the University of Tulsa. Mr. Greenwood also serves as a director of Hiland Partners, LP and Libra Natural Resources Plc.

Jerry E. Ryan, age 62.    Mr. Ryan served as a consultant to Fintube Technologies, Inc., a manufacturer of finned tubes used in a variety of heat recovery operations and a subsidiary of Lone Star Technologies, Inc., from January 2000 through December 2002. Mr. Ryan served as chairman of the board of the general partner of Fintube Limited Partnership from February 1999 until its sale to Lone Star Technologies, Inc. in January 2000, and for more than five years prior thereto, as chairman of the board and chief executive officer of the general partner of Fintube Limited Partnership. Mr. Ryan also serves as a director of Lone Star Technologies, Inc. and of AAON, Inc. Mr. Ryan has been a director of the Company since 2002.

Directors Continuing in Office

Class II

(Term Expires 2006)

Ira Kleinman, age 48.    Mr. Kleinman is a general partner of Harvest Partners, Inc. Prior to joining Harvest Partners, Inc. in 1992, he held financial management positions at American International Group and Bank of New York. Mr. Kleinman is a Certified Public Accountant and earned his bachelors degree from the State University of New York at Binghamton and his M.B.A. from St. John’s University. Mr. Kleinman has been a director of the Company and its predecessor since 2000.

Bengt Sohlén, age 72.    Since January 1997, Mr. Sohlén has served as a member of Harvest Partners, Inc.’s advisory board, an informal committee that advises Harvest Partners, Inc. on investment opportunities. From November 1983 until his retirement in September 1997, Mr. Sohlén served as vice president for strategy and corporate development for ABB Inc., a subsidiary of ABB Ltd., which manufactures equipment and provides services to the power transmission and distribution, automation, and oil, gas and petro-chemical industries. Mr. Sohlén served as a director of ABB Inc. between September 1976 and October 1983. Mr. Sohlén has an engineering background derived from training in his native Sweden. Mr. Sohlén has been a director of the Company and its predecessor since 2000.

Class Ill

(Term Expires 2007)

Larry Edwards, age 55.    Mr. Edwards serves as Chief Executive Officer and Chairman of the Board of the Company. Mr. Edwards has served as the Chief Executive Officer of the Company and its predecessor since June 1998 and as President from June, 1988 through October 2003 and from February 2004 until December 2004. From February 1994 until June 1998, Mr. Edwards served as the president of Jason Incorporated’s power generation division. From 1976 until 1994, Mr. Edwards held a number of management positions with Braden Manufacturing, including those of vice president of operations, general manager and president. Mr. Edwards earned a B.S. in Industrial Engineering and Management from Oklahoma State University and an M.B.A. with honors from Oklahoma City University. Mr. Edwards has been a director of the Company and its predecessor since 1998 and was appointed Chairman of the Board in October 2003.

Stephen Eisenstein, age 43.    Mr. Eisenstein is a general partner of Harvest Partners, Inc. Before joining Harvest Partners, Inc. in September 1999, he was a founding partner at Paribas Principal Partners, which was created in 1996. From 1990 to September 1996, Mr. Eisenstein worked at Paribas in the Merchant Banking Group where he was a managing director specializing in financing and investing in leveraged buyouts. From 1988 until 1990, he worked at the Chase Manhattan Bank in the Media and Telecom Corporate Finance Group, and at Paine Webber Inc. in the Equity Research Department from 1984 to 1986. He earned a B.A. in Economics from Tufts University and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Eisenstein has been a director of the Company and its predecessor since 2000, having served as Chairman of the Board from 2000 through October 2003.

CORPORATE GOVERNANCE AND BOARD MATTERS

Overview

The Board of Directors is committed to sound and effective corporate governance practices and believes such practices are important to ensure that the Company is managed for the long-term benefit of its stockholders. The Board of Directors has engaged in a process of periodically reviewing and considering the Company’s corporate governance policies and practices, including comparing such policies and practices to those suggested by various authorities on corporate governance and the practices of other public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”), and the rules and listing standards of the New York Stock Exchange.

The Company maintains a corporate governance section on its website that includes key information concerning the Company’s corporate governance. The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, current charters for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee, procedures for reporting complaints regarding accounting and auditing matters or unethical behavior, and Audit Committee Pre-Approval Policy are each available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.globalpower.com. The information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. Copies of these corporate governance documents may also be obtained free of charge by writing to:

Investor Relations

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, Oklahoma 74136

Commencing in fiscal 2004, the Board’s independent directors meet periodically in executive sessions as a part of regularly-scheduled Board meetings. The chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each alternate as the lead director to preside over the executive sessions of independent directors. Adrian W. Doherty Jr., Chairman of the Compensation Committee, serves as lead director of these executive sessions for fiscal 2005, and Ed Hotard, retiring Chairman of the Audit Committee, served as lead director for the executive sessions in 2004.

Communications to the Board of Directors

A stockholder may send a written communication to the Board of Directors, the lead independent director, a committee of the Board or any individual member or members of the Board by addressing the communication to the Company in care of the Corporate Secretary at 6120 South Yale, Suite 1480, Tulsa, Oklahoma 74136. All communications so received will be forwarded to the members of the Board of Directors, committee members or specified Board members.

If the subject matter of a communication is a concern or complaint regarding the accuracy or integrity of the Company’s accounting, auditing or financial reporting, the Company has established a safe and confidential process for reporting such concerns or complaints utilizing a third-party maintained toll-free telephone hotline or Internet website. Information regarding the submission of such concerns or complaints can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.globalpower.com.

Director Independence

The Board of Directors has determined that a majority of its members are “independent” as defined by the listing standards of the New York Stock Exchange. To be considered independent, the Board had to determine that the director did not have a material relationship with the Company, either directly or as partner, officer or shareholder of an organization that has a relationship with the Company. The Board conducted an evaluation of each outside director to identify and evaluate the existence of any banking, commercial, charitable, consulting, familial or other relationship of a director, his or her immediate family members or related interests with the Company and its subsidiaries. When assessing materiality, the Board considers all relevant facts and circumstances, including, without limitation, the nature of the relationship, the aggregate amount and relative importance of any transactions between the Company and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether or not the relationship is in the ordinary course of the Company’s and the other entity’s businesses and does not afford the director any special benefits. The Board further ensures that none of the express categorical disqualifications under the New York Stock Exchange listing standards are applicable to any director that has any relationship with the Company.

Based on these considerations, the Board of Directors has determined that Adrian W. Doherty Jr., Michael L. Greenwood (nominee for election as a director at the Annual Meeting), Ed Hotard (term expiring at the Annual Meeting), Jerry E. Ryan and Bengt Sohlén qualify as independent directors.

Board Meetings

During fiscal 2004, the Board of Directors held 12 meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the Board committees on which they served. In addition, the Board of Directors took action two times during fiscal 2004 by unanimous written consent.

Directors are expected to attend the Annual Meeting of Stockholders, and it is the practice of the Company to introduce each director at the Annual Meeting. Each member of the Company’s Board of Directors attended last year’s Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee.

Audit Committee.    The Audit Committee is currently composed of Messrs. Hotard (Chairman), Doherty, and Sohlén. Each of these individuals qualifies as an “independent” director under the New York Stock Exchange listing standards. The Board of Directors has determined that all three members of the Audit Committee are financially literate as defined under the rules of the New York Stock Exchange and that Mr. Hotard is an “audit committee financial expert” as defined by the rules of the SEC. As noted previously, Mr. Hotard will be retiring from the Board of Directors at the Annual Meeting. Michael L. Greenwood will be appointed to replace Ed Hotard as Chairman of the Audit Committee following Mr. Greenwood’s election to the Board of Directors at the Annual Meeting. The Board of Directors believes that Mr. Greenwood is financially literate as defined under the rules of the New York Stock Exchange and will qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee met seven times during fiscal 2004.

The Audit Committee is appointed by the Board of Directors to assist the Board with its oversight responsibilities in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements.

Compensation Committee.    The Compensation Committee is composed of Messrs. Doherty (Chairman) and Ryan. Each of these individuals qualifies as an “independent” director under the New York Stock Exchange listing standards. The Compensation Committee met three times during fiscal 2004. In addition, the Compensation Committee took action six times during fiscal 2004 by unanimous written consent.

The Compensation Committee is appointed by the Board of Directors to assist the Board in discharging its responsibilities relating to executive compensation and administration of the Company’s stock option and other compensation plans. The Compensation Committee approves the salary and incentive compensation and awards to executive officers, annually evaluates the performance of the chief executive officer and periodically reviews the compensation of outside directors.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is currently composed of Messrs. Ryan (Chairman), Hotard and Sohlén. Each of these individuals qualifies as an “independent” director under the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee met three times in fiscal 2004. In addition, the Nominating and Corporate Governance Committee took action one time during fiscal 2004 by unanimous written consent.

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibility by: (i) identifying qualified individuals to become Board members; (ii) determining the composition of the Board and its committees; (iii) developing, leading and monitoring a process to assess Board effectiveness, including an annual review of the performance of the Board and its committees; (iv) developing and recommending to the Board corporate governance guidelines and assisting in the implementation of approved guidelines; and (v) assisting the Board and management with senior management succession planning.

Executive Committee.    The Executive Committee is composed of Messrs. Edwards, Eisenstein and Kleinman. The Executive Committee is generally authorized to act for the Board of Directors, except as such authority is limited by the Board of Directors or by applicable Delaware laws. The Executive Committee did not meet in fiscal 2004, but it took action one time during fiscal 2004 by unanimous written consent.

Process for Director Nominations

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified candidates to serve as directors. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. The identification of director candidates may come from various sources, such as members of the Board of Directors, officers of the Company or, if deemed appropriate, a third-party search firm. Any formal invitation to a director candidate is authorized by the Board of Directors. Mr. Greenwood is a nominee for director of the Company for the first time. He was recommended to the Nominating and Corporate Governance Committee for consideration as a nominee by the Company’s executive officers.

In evaluating potential director candidates, the Nominating and Corporate Governance Committee will take into consideration such factors that it deems appropriate for the needs of the Board of Directors. These factors may include, among others:

•	whether the candidate meets the independence requirements of the New York Stock Exchange;

•	an evaluation of the judgment and skills possessed by the candidate;

•	the candidate’s experience with businesses and other organizations of comparable size to the Company and with any publicly traded company, and the interplay of the candidate’s experience with the experience of the Company’s other Board members;

•	the extent to which the candidate would be a desirable addition to the Board and any committees of the Board based on the need for the candidate’s expertise; and

•	whether the candidate assists in achieving a Board with a diverse background and experience.

Generally, the Nominating and Corporate Governance Committee will evaluate new potential director candidates by reviewing their biographical information and qualifications and checking the candidates’ references. Those candidates determined to be of interest to the Committee will be subject to interview by the Committee, with other Board members or members of management participating in the interview process as may be deemed appropriate. Using the information obtained and input from the interview, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board of Directors that the Board nominate the prospective candidate or elect such candidate to fill a vacancy on the Board.

Stockholder Nominations

The Company’s amended and restated by-laws permit stockholders to nominate a director for consideration at an annual meeting by providing advance written notice to the Company. Such written notice must be delivered to the Secretary of the Company, c/o Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa,

Oklahoma 74136, no later than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The notice must set forth: (a) with respect to the proposed nominee for director, all information about the nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the proxy rules of the SEC, together with the nominee’s written consent to serve as a director if so elected; and (b) with respect to the stockholder giving the notice, (i) the name and address of the stockholder, (ii) the class and number of shares of capital stock of the Company beneficially owned by the stockholder and (iii) whether the stockholder intends to deliver a proxy statement and form of proxy to the Company’s stockholders. The Chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in accordance with the nomination procedure.

The Nominating and Corporate Governance Committee will consider candidates for nomination as a director submitted by stockholders. The Committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, as the Company’s amended and restated by-laws permit stockholders to nominate candidates in accordance with the procedures discussed above. The Committee will consider individuals recommended for nomination as directors in accordance with the procedures described under “Process for Director Nominations” above.

Compensation of Directors

Employee directors and directors who are affiliated with Harvest Partners, Inc., an affiliate of the Company’s largest stockholder, receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors who are not affiliated with Harvest Partners, Inc. (“Outside Directors”) received compensation during fiscal 2004 as indicated in the following table.

Annual Retainer	Committee Member Annual Retainer	Committee Chairman Annual Retainer
$30,000	$10,000 – $12,500 (1)	$2,500

(1)	A $10,000 annual retainer is paid to each member of the Compensation Committee and the Nominating and Corporate Governance Committee. Members of the Audit Committee receive an annual retainer of $12,500. Members of the Executive Committee receive no additional compensation for services on such committee.

Outside Directors are also eligible to receive non-qualified stock options under the stock option plans maintained by the Company. During fiscal 2004, Adrian W. Doherty Jr., Ed Hotard, Jerry E. Ryan and Bengt Sohlén were each granted non-qualified stock options to purchase 20,000 shares of common stock at an exercise price of $9.76 per share (being the fair market value of the common stock on the date of grant) under the Company’s 2004 Stock Incentive Plan. Options vest and become exercisable in cumulative equal annual installments over a period of three years, commencing one year from the date of grant. All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other matters, the financial reporting process and systems of internal controls. The Audit Committee acts only in an oversight capacity and it is not responsible for either the preparation of the Company’s financial statements or the auditing of the financial statements. Management of the Company is responsible for preparing the Company’s financial statements, and the independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing the financial statements. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the fiscal year ended December 31, 2004. The Audit Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and supplemented.

In addition, the Audit Committee reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with the independent registered public accounting firm their independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with such firm’s independence.

The Committee also has discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Ed Hotard, Chairman

Adrian W. Doherty Jr.

Bengt Sohlén

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures regarding the pre-approval of all services provided by the Company’s independent auditor. The Company’s Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both the Company’s Chief Financial Officer and the independent auditor and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate any such pre-approval authority in fiscal 2004. All services performed by PricewaterhouseCoopers LLP for fiscal 2004 were pre-approved by the Audit Committee.

The Audit Committee Pre-Approval Policy is available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.globalpower.com.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and December 27, 2003, and the fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. In determining the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

	2004	2003
Audit Fees (1)	$987,401	$354,084
Audit Related Fees (2)	0	0
Tax Fees (3)	476,079	312,117
All Other Fees (4)	264,956	452,689

Total	$1,728,436	$1,118,890

(1)	Audit Fees. These are the total fees, including reimbursement of expenses, for the audit of the annual financial statements, the attestation and report on the assessment of internal control over financial reporting, the reviews of the financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees. These are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. There were no audit-related fees billed by PricewaterhouseCoopers LLP for fiscal years 2004 or 2003.
(3)	Tax Fees. These are fees for professional services with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees. These are fees for permissible work that does not meet any of the above categories. For fiscal years 2004 and 2003, this primarily consists of the provision of due diligence services in connection with the Company’s review of actual and potential business acquisitions.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2005. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and performed certain tax and other services (described above under the caption “Independent Registered Accounting Firm Fees”) during fiscal 2004.

A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of April 1, 2005, regarding the ownership of the Company’s common stock by (a) all persons known by the Company to be beneficial owners of more than five percent of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned		Percentage of Class(1)
Harvest Associates III, L.L.C. 280 Park Avenue, 33rd Floor New York, New York 10017	9,627,063	(2)	20.5%
Cannell Capital LLC 150 California Street, Fifth Floor San Francisco, California 94111	4,758,600	(3)	10.1
PPM America Private Equity Fund LP 225 West Wacker Drive, Suite 1200 Chicago, Illinois 60606	4,499,222	(4)	9.6
Mac-Per-Wolf Company 310 S. Michigan, Suite 2600 Chicago, Illinois 60604	3,500,950	(5)	7.5
Bobson Capital Management LLC One Memorial Drive Cambridge, Massachusetts 02142	3,376,850	(6)	7.2
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	3,031,232	(7)	6.5
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	2,878,511	(8)	6.1
Brandywine Asset Management, LLC Three Christina Centre, Suite 1200 201 N. Walnut Street Wilmington, Delaware 19801	2,709,009	(9)	5.8
Larry Edwards	485,100	(10)	1.0
Stephen Eisenstein	9,627,063	(11)	20.5
Ira Kleinman	9,627,063	(12)	20.5
Adrian W. Doherty Jr.	16,750	(13)	*
Michael L. Greenwood	-0-		—
Ed Hotard	33,250	(14)	*
Jerry E. Ryan	26,750	(15)	*
Bengt Sohlén	63,134	(16)	*
Gary Obermiller	55,480		*
Gene Schockemoehl	503,739	(17)	1.1
James Wilson	328,862	(18)	*
Monte Ness	176,765	(19)	*
John Matheson	51,500	(20)	*
All executive officers and directors as a group (13 persons)	11,322,913	(21)	23.8

*	Represents less than 1% of the common stock outstanding.
(1)	Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of April 1, 2005, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	Represents 8,472,140 shares of common stock owned by Harvest Partners III, L.P., and 1,154,923 shares of common stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Harvest Associates III, L.L.C. has six members, each of whom has equal voting rights in such company and who may be deemed to share beneficial ownership of the shares of common stock beneficially owned by it. The six members are Stephen Eisenstein and Ira Kleinman, each of whom is a director of the Company, and Harvey Wertheim, Harvey Mallement, William Kane and Thomas Arenz. Each of Messrs. Eisenstein, Kleinman, Wertheim, Mallement, Kane and Arenz disclaims beneficial ownership of the shares of common stock owned by Harvest Partners III, L.P. and Harvest Partners III, GbR. Harvest Partners, Inc., which is controlled by Messrs. Wertheim and Mallement, provides management services for Harvest Associates III, L.L.C. in connection with Harvest Partners III, L.P. and Harvest Partners III, GbR and may be deemed to share beneficial ownership of the shares of common stock owned by Harvest Partners III, L.P. and Harvest Partners III, GbR. Each of Messrs. Wertheim and Mallement disclaim beneficial ownership of the shares of common stock which Harvest Partners, Inc. may be deemed to share beneficial ownership with Harvest Associates III, L.L.C.
(3)	Cannell Capital LLC (“Cannell Capital”) reported the beneficial ownership (as of December 5, 2003) of such shares in a Schedule 13D filed with the SEC on December 10, 2003. Cannell Capital reported shared voting and dispositive powers with respect to the shares, all of which are owned by its investment advisory clients. J. Carlo Cannell is also a beneficial owner of these shares as a result of his ownership and management of Cannell Capital.
(4)	Pursuant to the Schedule 13G/A filed with the SEC on February 11, 2005, PPM America Private Equity Fund LP reported direct ownership of all such shares and that it had shared voting and dispositive powers with respect to all such shares with its general partner, PPM America Capital Partners, LLC.
(5)	Based on a Schedule 13G/A filed with the SEC on January 31, 2005. Mac-Per-Wolf Company reported, on behalf of its subsidiaries PWMCO, LLC, a registered broker-dealer and investment adviser, and Perkins, Wolf, McDonnell and Company, LLC, a registered investment adviser, sole voting and dispositive power with respect to such shares.
(6)	Based on a Schedule 13G filed with the SEC on January 27, 2005, in its capacity as an investment adviser. Bobson Capital Management LLC reported that it had sole voting and dispositive powers with respect to such shares, all of which are owned by its investment advisory clients.
(7)	Based on a Schedule 13G filed with the SEC on February 14, 2005, in its capacity as an investment adviser. Lord, Abbett & Co. LLC reported sole voting and dispositive power with respect to such shares.
(8)	Barclays Global Investors, NA (“Barclays”) reported the beneficial ownership (as of December 31, 2003) of such shares in a Schedule 13G filed with the SEC on February 17, 2004. Barclays reports sole voting and dispositive power with respect to 2,503,555 of such shares and Barclays Global Fund Advisors reports sole voting and dispositive power with respect to 222,604 of such shares.
(9)	Based on a Schedule 13G filed with the SEC on February 14, 2005, in its capacity as an investment adviser. Brandywine Asset Management, LLC reported shared voting and dispositive powers with respect to such shares, all of which are owned by its investment advisory clients.
(10)	Includes options to purchase 185,000 shares of common stock.

(11)	Represents 8,472,140 shares of common stock owned by Harvest Partners III, L.P. and 1,154,923 shares of common stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Mr. Eisenstein is a member of Harvest Associates III, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock beneficially owned by it. Mr. Eisenstein disclaims beneficial ownership of such shares.
(12)	Represents 8,472,140 shares of common stock owned by Harvest Partners III, L.P. and 1,154,923 shares of common stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Mr. Kleinman is a member of Harvest Associates III, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock beneficially owned by it. Mr. Kleinman disclaims beneficial ownership of such shares.
(13)	Represents options to purchase 16,750 shares of common stock.
(14)	Represents options to purchase 29,250 shares of common stock and 4,000 shares of common stock held by a family partnership, of which Mr. Hotard is the managing general partner.
(15)	Includes options to purchase 16,750 shares of common stock.
(16)	Includes options to purchase 29,250 shares of common stock.
(17)	Includes options to purchase 85,500 shares of common stock.
(18)	Includes options to purchase 110,066 shares of common stock.
(19)	Includes options to purchase 53,833 shares of common stock.
(20)	Represents options to purchase 51,500 shares of common stock.
(21)	Includes options to purchase 577,899 shares of common stock. Also includes 8,472,140 shares of common stock owned by Harvest Partners III, L.P. and 1,154,923 shares of common stock owned by Harvest Partners III, GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Messrs. Eisenstein and Kleinman are members of Harvest Associates III, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock beneficially owned by it. Messrs. Eisenstein and Kleinman disclaim beneficial ownership of such shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers (the “named executive officers”), based on salary and bonus earned during fiscal 2004, for services in all capacities to the Company and its subsidiaries during each of the Company’s last three fiscal years. Mr. Obermiller is also included in the table because he would have been among the four other most highly compensated executive officers of the Company as of fiscal 2004 year end had he not retired during fiscal year 2004.

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)(3)	Long- Term Incentive Payouts ($)	All Other Compensation ($)(4)
Larry Edwards (5) Chairman and Chief Executive Officer	2004 2003 2002	475,000 464,090 434,911	64,950 378,146 531,679	-0- 74,781 -0-	-0- -0- -0-	75,000 100,000 100,000	-0- -0- -0-	12,844 10,424 10,263

Gene Schockemoehl Senior Vice President	2004 2003 2002	241,288 234,260 214,350	24,195 139,977 192.165	-0- -0- -0-	-0- -0- -0-	50,000 50,000 40,000	-0- -0- -0-	10,432 9,155 9,117

James Wilson Chief Financial Officer and Vice President of Finance	2004 2003 2002	189,660 165,244 146,744	18,917 81,640 108,041	-0- -0- -0-	-0- -0- -0-	50,000 50,000 35,000	-0- -0- -0-	8,176 6,917 6,163

Monte Ness (6) Senior Vice President	2004 2003	171,016 146,176	17,143 46,332	-0- -0-	-0- -0-	50,000 40,000	-0- -0-	8,707 8,378

John Matheson Senior Vice President	2004 2003 2002	158,493 141,743 126,971	14,930 59,679 60,637	-0- -0- -0-	-0- -0- -0-	45,000 35,000 25,000	-0- -0- -0-	6,628 5,920 2,752

Gary Obermiller (7) President and Chief Operating Officer	2004 2003 2002	27,615 300,365 254,000	-0- 177,329 227,711	-0- -0- -0-	-0- -0- -0-	-0- 75,000 55,000	-0- -0- -0-	1,613,646 11,488 16,601

(1)	Represents bonuses accrued under the Company’s 2004 Management Incentive Compensation Plan that were paid in 2005.
(2)	Except where indicated, does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, did not exceed the lesser of either $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual. Mr. Edwards’ perquisites and personal benefits in fiscal year 2003 included the payment of $64,750 on his behalf for one-time club membership joining fees.
(3)	Consists solely of options to acquire shares of common stock granted under Company stock option plans.
(4)

Amounts for fiscal 2004 include: (a) matching contributions under the Company’s 401(k) plan of $8,200, $8,200, $7,587, $5,131, $6,340 and $955 to the accounts of Messrs. Edwards, Schockemoehl, Wilson, Ness, Matheson and Obermiller, respectively; (b) a contribution of $2,984 to the account of Mr. Ness under the

Deltak Profit Sharing Plan; (c) the taxable portion of life insurance premiums of $4,644, $2,232, $589, $592 and $288 for Messrs. Edwards, Schockemoehl, Wilson, Ness and Matheson; (d) $1,163,910 paid to Mr. Obermiller on February 20, 2004, under the terms of the Separation Agreement and Release, dated January 30, 2004, between Mr. Obermiller and the Company; (e) $380,935 paid to Mr. Obermiller in fiscal year 2004 under the terms of the Consulting Services Agreement, dated January 30, 2004, between Mr. Obermiller and the Company; and (f) $67,846 paid to Mr. Obermiller in fiscal year 2004 for accrued vacation. See the section entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements” below for a further description of the agreements entered into between Mr. Obermiller and the Company in connection with his retirement.

(5)	Mr. Edwards was appointed to also serve as the Company’s President upon Mr. Obermiller’s retirement on January 30, 2004, and he continued to also serve as President until his relinquishment of such position in December 2004. Mr. Edwards had previously also served as the Company’s President through October 23, 2003.
(6)	Mr. Ness was appointed Senior Vice President on October 23, 2003, and the 2003 amounts include all compensation (executive and non-executive) for fiscal 2003.
(7)	Mr. Obermiller resigned from all executive officer positions with the Company effective January 31, 2004.

Option Grants In Last Fiscal Year

The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 2004. The Company did not grant any stock appreciation rights during fiscal 2004.

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)

					5%($)	10%($)
Larry Edwards	75,000	10%	9.76	12/21/14	460,351	1,166,619
Gene Schockemoehl	50,000	7%	9.76	12/21/14	306,901	777,746
James Wilson	50,000	7%	9.76	12/21/14	306,901	777,746
Monte Ness	50,000	7%	9.76	12/21/14	306,901	777,746
John Matheson	45,000	6%	9.76	12/21/14	276,211	699,972
Gary Obermiller	-0-	-0-	N/A	N/A	N/A	N/A

(1)	The exercise price of the option equals the fair market value of the common stock on the date of grant.
(2)	Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (10 years from the date of grant), assuming that the common stock appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually. These assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and are not intended to represent estimated or expected appreciation of the Company’s common stock.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 2004, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry Edwards	377,151	3,546,966	115,000	235,000	198,800	678,200
Gene Schockemoehl	279,605	2,649,322	53,500	124,000	79,520	310,280
James Wilson	40,000	437,600	79,566	121,000	454,146	295,370
Monte Ness	53,400	533,478	31,833	102,000	123,497	213,240
John Matheson	-0-	-0-	30,000	95,000	49,700	209,050
Gary Obermiller	423,136	3,726,042	-0-	-0-	-0-	-0-

(1)	Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.
(2)	The closing price for the Company’s common stock on the New York Stock Exchange on December 31, 2004, the last trading day of the Company’s fiscal year, was $9.84.

Employment	Agreements, Termination of Employment and Change in Control Arrangements

The Company has entered into employment agreements with each of its named executive officers. The employment agreements provide for annual base salaries of not less than $450,574 for Mr. Edwards, $241,288 for Mr. Schockemoehl, $188,635 for Mr. Wilson, $164,682 for Mr. Ness, $158,493 for Mr. Matheson and $250,600 for Mr. Obermiller. The employment agreement with Mr. Edwards is for a three-year term expiring on April 30, 2005; the employment agreements with Messrs. Schockemoehl, Wilson and Matheson are for initial two-year terms expiring April 22, 2006; and the employment agreement with Mr. Ness is for a two-year term expiring February 12, 2006, subject, in each case, to automatic renewal for additional one-year periods annually thereafter unless the Company provides 60 days’ prior written notice otherwise. Mr. Obermiller’s employment agreement with the Company terminated effective January 31, 2004, in connection with his retirement from the Company. On December 16, 2004, the Company entered into an employment with Reynolds Alain (“Al”) Brousseau in connection with his appointment to serve as President and Chief Operating Officer of the Company. The employment agreement with Mr. Brousseau provides for an annual base salary of $260,000 and is for an initial term of two years, subject to automatic renewal for additional one-year terms thereafter on an annual basis unless the Company provides 60 days’ prior written notice otherwise. On March 2, 2005, the Company’s Board of Directors designated Mr. Brousseau to succeed Larry Edwards as the Company’s Chief Executive Officer upon Mr. Edwards’ retirement from such position on June 30, 2005. The Compensation Committee has approved an increase in Mr. Brousseau’s annual base salary to $325,000 effective July 1, 2005. The Company and Mr. Brousseau will enter into an amendment to his employment agreement on or before the effective date to reflect the salary increase and any other revised terms. Pursuant to their respective employment agreements, each of the executive officers:

•	is entitled to participate in the Company’s employee benefit programs;

•	is entitled to participate in the Company’s Management Incentive Compensation Plans or, in the event a Management Incentive Compensation Plan is not in effect for any bonus year, to receive substantially the same bonus opportunities as were in place for the prior fiscal year;

•	in the event employment is terminated by the Company without Cause (as defined in the respective employment agreement) or by the executive officer for Good Reason (as defined in the respective employment agreement to include, among other things, removal from such executive’s specified position as an officer of the Company or a reduction in such executive’s annual base salary without, in each case, such executive’s consent), is entitled to receive his base salary for a twelve-month period or, if more than twelve months remain in the Initial Employment Term (as defined in each employment agreement) on the date of termination, through the expiration of the Initial Employment Term, and, if termination is three months after commencement of a new bonus year, a portion of any bonus earned for the year in which termination occurred determined on a pro rata basis based on the number of days of such year employed; and

•	has agreed not to compete with the businesses of the Company for a twelve-month period following termination.

On October 23, 2003, the Company entered into a Retirement Benefits Agreement (the “Retirement Agreement”) with Larry Edwards, the Company’s Chairman, Chief Executive Officer and President. The Retirement Agreement sets forth the terms and conditions of Mr. Edwards’ future retirement as an employee from the Company. Mr. Edwards has notified the Board of Directors of his retirement as Chief Executive Officer of the Company effective June 30, 2005 (the “Retirement Date”). Mr. Edwards will continue to serve the Company under the terms of his employment agreement until his Retirement Date. Under the Retirement Agreement, the Company has agreed to pay a lump-sum retirement payment to Mr. Edwards in the amount of $1,883,015, less applicable withholding taxes, within 45 days of the Retirement Date. In addition, Mr. Edwards will be entitled to receive any bonus he would otherwise be entitled to receive under the Company’s Management Incentive Compensation Plan for fiscal year 2005, which bonus will be adjusted for the portion of such fiscal year in which he was employed by the Company.

Pursuant to the Retirement Agreement, the Company and Mr. Edwards have agreed to enter into a one-year Consulting Services Agreement effective on the Retirement Date, pursuant to which Mr. Edwards will provide the Company consulting services in consideration of the payment to Mr. Edwards of consulting fees equal to the sum of his then-current base salary and target bonus under the 2005 Management Incentive Compensation Plan as of the Retirement Date. Within 30 days after entering into the Consulting Services Agreement, and so long as Mr. Edwards has executed and delivered to the Company a release at the time he enters into the Consulting Services Agreement and does not thereafter revoke the release pursuant to its provisions, the Company will make a lump-sum payment to Mr. Edwards of $812,158, less applicable withholding taxes. In addition, the Company has agreed in the Retirement Agreement to enter into an agreement, at Mr. Edwards’ option on or before the Retirement Date, (i) to accelerate the vesting of all unvested options under the Company’s 2001 Stock Option Plan held by Mr. Edwards and (ii) extend the expiration date of the exercise period for all options then held by Mr. Edwards under the Company’s 2000 Stock Option Plan and 2001 Stock Option Plan from 90 days after his termination of employment with the Company to the first anniversary date of the Retirement Date.

On January 30, 2004, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Gary Obermiller, former President and Chief Operating Officer of the Company, in connection with his retirement from the Company effective January 31, 2004. Under the Separation Agreement, the Company paid Mr. Obermiller a separation payment of $1,163,910, less applicable withholding taxes, and further agreed to pay all accrued, but unused, vacation time, certain outplacement services not to exceed $3,500, reasonable costs incurred in the preparation of his personal income tax returns for 2003 and 2004 not to exceed $2,000, and reasonable legal costs incurred in connection with the negotiation and preparation of the Separation

Agreement not to exceed $5,000. The Separation Agreement also provided for the accelerated vesting of all unvested options held by Mr. Obermiller as of the effective date and the payment of the fiscal 2003 bonus of $177,329 previously earned by Mr. Obermiller under the Company’s 2003 Management Incentive Compensation Plan.

In connection with the Separation Agreement, the Company entered into a separate Consulting Services Agreement with Mr. Obermiller, pursuant to which Mr. Obermiller agreed to provide consulting services to the Company for the 12-month period from February 1, 2004 through January 31, 2005. Under the Consulting Services Agreement, the Company agreed to pay Mr. Obermiller a consulting fee of $280,039, payable in equal monthly installments.

The Company entered into a Consulting Services Agreement with Michael Hackner, former Chief Financial Officer and Vice President of Finance, in connection with his retirement from the Company effective on December 12, 2003. Under the Consulting Services Agreement, Mr. Hackner provided financial consulting services to the Company for the 12-month period ended December 31, 2004, and received aggregate consulting fees of $280,039 from the Company, which fees were paid in equal monthly installments.

The Company’s 2001 Stock Option Plan and 2004 Stock Incentive Plan provide that all outstanding options awarded under such plans, regardless of any vesting requirements or restrictions, become fully exercisable and free of all restrictions in the event of a “change in control” of the Company, as defined in such plans. In such event, participants may be entitled to receive, at the discretion of the Compensation Committee, either (i) the consideration received by the holders of the Company’s common stock in such transaction, upon exercise of an option, or (ii) cash payments equal to the value of the per share consideration to be received in such transaction or the fair market value per share of the Company’s common stock, less the exercise price of an option, multiplied by the number of shares of common stock subject to such option.

Report on Executive Compensation

The Compensation Committee administers the Company’s executive compensation policies and programs. The Compensation Committee is responsible for establishing and reviewing all forms of compensation provided to the Company’s executive officers. In addition, the Compensation Committee administers the Company’s equity-based compensation plans.

Overall Executive Compensation Program.    The goals of the Company’s executive compensation program are to align compensation with the Company’s business objectives and performance, reward executives for the Company’s positive performance and enable the Company to attract, retain and motivate qualified executive officers that contribute to the long-term success of the Company. The key components of the Company’s executive compensation program are:

•	base salary;

•	annual incentive bonus awards; and

•	long-term incentives in the form of equity-based awards.

Executive officers are also entitled to customary benefits generally available to all of the Company’s employees, including group medical, dental and life insurance and participation in the Company’s 401(k) plan. In establishing the compensation levels for executive compensation, the Compensation Committee takes into consideration the aggregate amounts and mix of all of the components of executive officer compensation, including base salary, annual incentive bonus awards, equity-based awards, the value to the executive and cost to the Company of all perquisites and other personal benefits, and the relationship between compensation and potential payout obligations under any severance and change-in-control arrangements or agreements.

Section 162(m) of the Code provides that no publicly-held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. The Compensation Committee does not anticipate that the compensation realized by such officers will result in the loss of a material tax deduction. However, the Compensation Committee may in the future approve compensation or awards that do not satisfy the requirements for deductibility under Section 162(m) if such compensation is otherwise deemed in the best interest of the Company.

Base Salary.    The Company has entered into employment agreements with each of the Company’s named executive officers, as well as with certain other executive officers of the Company. Each employment agreement reflects the terms that the Compensation Committee believed were appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company’s compensation policies. The Compensation Committee believes the use of executive employment agreements is advisable as it permits the Company to achieve its desired goals of retaining the best possible executive talent. In addition, each employment agreement contains restrictive covenants, including non-competition, non-solicitation and confidentiality covenants, for the benefit of the Company and its subsidiaries.

The Compensation Committee is responsible for reviewing the salary and other terms of new employment agreements entered into with the Company’s executive officers, as well as reviewing existing employment agreements for recommendations of any adjustments to the base salaries under the terms of such agreements. The Committee further reviews and recommends the base salaries for the Company’s other officers and key employees. When reviewing base salaries, including adjustments to base salaries under existing employment agreements, the Compensation Committee considers the individual’s performance, the past performance of the Company and the individual’s contribution to that performance, the individual’s level of responsibility and competitive pay practices. The Committee believes that there is necessarily some subjectivity in recommending base salaries for the Company’s executive officers. Although the Committee does not utilize any specific objective performance criteria in recommending base salaries, it does use a variety of methods therewith, including without limitation, studying the related salary information by geographical region where the Company does business and information and surveys received from outside consultants retained by the Compensation Committee concerning salary and compensation programs of similarly situated companies.

Management Incentive Compensation Plan.    To provide annual incentive bonus awards, the Company maintains a Management Incentive Compensation Plan. The Board of Directors currently adopts a new Management Incentive Compensation Plan prior to the beginning of each new fiscal year. The purpose of the Management Incentive Compensation Plan is to enhance stockholder value by providing eligible employees of the Company, including executive officers, with an added incentive to achieve specific annual Company targets. The Management Incentive Compensation Plan also assists the Company in attracting, retaining and motivating qualified personnel to allow the Company to remain competitive with its industry peers. The targets are intended to be aligned with the Company’s mission so that bonus payments are made only if stockholder interests are advanced. These targets are established prior to the beginning of each fiscal year.

For fiscal year 2004, the Company had in place the 2004 Management Incentive Compensation Plan (the “2004 Incentive Plan”). Under the 2004 Incentive Plan, the Company’s executive officers and other employees selected by the Compensation Committee were eligible for cash bonuses based upon a comparison of actual performance results of the Company or a specified subsidiary to the predetermined annual performance targets. Each executive officer of the Company participating in the 2004 Incentive Plan was eligible to earn a cash bonus expressed as a percentage of such officer’s base salary. The incentive bonus opportunities varied by each executive officer’s level of responsibility. There was no mandatory minimum incentive award payable. The maximum percentage of base salary payable as an incentive bonus was (i) up to 150% for the Company’s Chief Executive Officer, (ii) up to 110% for the Company’s senior vice presidents, and (iii) up to 90% for the Company’s vice presidents. For fiscal year 2004, the Company achieved certain of its predetermined performance goals above the minimum threshold, while one of the Company’s operating subsidiaries exceeded its performance goals above the target amounts and the Company’s other subsidiary failed to achieve its minimum performance goals. As a result, certain participants did not receive any incentive bonus for 2004, while others were eligible to receive an incentive bonus at various percentages of their salary. No participant earned the maximum bonus allowable under the 2004 Incentive Plan. Bonuses are payable in the first quarter of the following calendar year.

Long-Term Incentives.    Equity-based compensation is a key component of the Company’s executive compensation program. The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives and other key employees with those of the Company’s stockholders because the value of such compensation is directly related to the appreciation of the Company’s stock price. These awards provide incentives for management to focus on the long-term performance of the Company. Long-term incentive awards are also designed to aid the Company in the retention of key employees by requiring such employees to remain in the Company’s employ throughout the vesting period that is established by the Compensation Committee for such awards.

The Company’s executive officers are entitled to participate in the Company’s 2004 Stock Incentive Plan (the “Stock Plan”). Under the Stock Plan, the Compensation Committee may grant stock options and award shares of restricted stock and performance shares. In 2004, the Compensation Committee granted stock options under the Stock Plan to executives. All options were based on the “fair market value” (as defined in the Stock Plan) of the Company’s common stock on the date of grant, have terms of ten years and vest in three equal annual installments commencing one year from the date of grant. In determining the awards granted to executives in 2004 under the Stock Plan, the Compensation Committee considered a number of factors. The Compensation Committee evaluated each executive’s actual or expected contribution the Company’s long-term performance, the size of prior awards to the executive, the executive’s job responsibilities and the desirability of providing the executive with an adequate incentive to remain with the Company. In addition, the Compensation Committee utilized data on the value of long-term incentive awards made to senior management at other peer companies.

CEO Compensation.    Mr. Edwards serves as the Chief Executive Officer of the Company pursuant to an employment agreement entered into in May 2002. Under his employment agreement, Mr. Edwards’ annual base salary is subject to adjustment at the discretion of the Compensation Committee, but may not be set below $450,574. For fiscal 2004, Mr. Edwards’ base salary was increased to $475,000 from $464,090 in fiscal 2003. This increase to Mr. Edwards’ annual base salary was determined by the Compensation Committee in the manner described above. Under the terms of the 2004 Incentive Plan, Mr. Edwards’ maximum bonus attainable was set at 150% of his annual base salary. Based on the Company’s performance for fiscal year 2004, Mr. Edwards received a cash bonus (paid in fiscal year 2005) equal to approximately 13.4% of his base salary. In addition, Mr. Edwards was awarded stock option grants for a total of 75,000 shares of the Company’s common stock in fiscal year 2004, all upon the same terms and conditions approved by the Compensation Committee for all executive officers. The number of stock options granted to Mr. Edwards was determined by the Compensation Committee in the same manner as option grants for the Company’s other executive officers as described above.

Compensation Committee
Adrian W. Doherty Jr.
Jerry E. Ryan

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent, non-employee directors. During fiscal 2004, there was no interlocking relationship between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

Performance Graph

The following graph compares the percentage change in the cumulative total stockholder return on the Company’s common stock with the cumulative total return on the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index from the date of the Company’s initial public offering, May 17, 2001, through December 31, 2004. Because the Company is the only publicly-traded firm engaged principally in the design, engineering and fabrication of equipment for gas turbine power plants, there is no similar industry peer group with which to compare the Company. The Company has selected for comparison purposes the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index, which are separate indices of companies with comparable market capitalizations. The comparison assumes $100 was invested at the beginning of the period in the Company’s common stock (at its initial public offering price) and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

Among Global Power Equipment Group Inc., the S&P SmallCap 600 Index and Russell 2000 Index

	Amount Invested 5/17/01	12/29/01	12/28/02	12/27/03	12/31/04
Global Power Equipment Group Inc	$100.00	$76.75	$24.65	$33.25	$49.20
S&P SmallCap 600 Index	100.00	101.83	85.40	117.36	143.00
Russell 2000 Index	100.00	97.79	76.10	109.93	129.08

CERTAIN TRANSACTIONS

The Company entered into a management agreement with Harvest Partners, Inc. in August 2000 in connection with the Company’s recapitalization, which agreement was subsequently amended in April 2001 and again in October 2004. Pursuant to the amended management agreement, Harvest Partners, Inc. is entitled to receive a management fee for financial advisory and strategic planning services provided to the Company. The annual management fee payable to Harvest Partners under the management agreement consists of (i) a fee of $625,000 plus (ii) an additional fee of between $0 and $625,000 depending on the amount of the Company’s annual EBITDA as follows:

Additional Fee
If EBITDA is equal to or less than $20 million	$-0-
If EBITDA is greater than $20 million but equal to or less than $30 million	125,000
If EBITDA is greater than $30 million but equal to or less than $50 million	375,000
If EBITDA is greater than $50 million	625,000

The management agreement terminates on February 1, 2008, subject to automatic renewals of additional one-year periods commencing on February 1, 2006, and continuing indefinitely thereafter, unless terminated for cause or by Harvest Partners, Inc. The management agreement will terminate if in any subsequent renewal period the affiliates of Harvest Partners, Inc. have sold or otherwise transferred more than 66.6% of the shares of common stock they owned on May 23, 2001. In fiscal 2004, the Company paid Harvest Partners, Inc. aggregate fees and reimbursements of $976,060 pursuant to the management agreement. Stephen Eisenstein and Ira Kleinman, each a director of the Company, are each a general partner of Harvest Partners, Inc. and a member of Harvest Associates III, L.L.C., the general partner of Harvest Partners III, L.P. and Harvest Partners III, GbR, which own in the aggregate approximately 20.5% of the Company’s outstanding shares of common stock.

In connection with the Company’s registration of certain securities pursuant to a shelf registration statement on Form S-3 filed with the SEC in 2004, the Company entered into a letter agreement dated June 14, 2004, with Harvest Partners III, L.P. and Harvest Partners III, GbR, whereby the Company agreed to include the registration of the sale by these entities of an aggregate of 10,627,063 shares of the Company’s common stock in the Company’s shelf registration statement. In connection with the inclusion of the sale of the shares on behalf of Harvest Partners, III, L.P. and Harvest Partners, III, GbR, the Company paid additional costs of approximately $22,000 for the filing fees for the registration of such entities’ shares and the fees of their counsel. Under the letter agreement, the Company agreed to indemnify Harvest Partners III, L.P. and Harvest Partners III, GbR, for certain losses they may incur in connection with the registration statement.

Pursuant to the terms of a registration rights agreement dated May 1, 2001, among the Company and the holders of its shares of common stock immediately prior to its initial public offering, Harvest Partners III, L.P. has the right to require the Company to use its reasonable efforts to register Harvest’s shares under the Securities Act of 1933. In addition, in the event the Company proposes to register a public offering of any of its securities under the Securities Act of 1933, either for its own account or for the account of other security holders exercising registration rights, Harvest and each of the Company’s named executive officers, as well as the other holders party to the registration rights agreement, will be entitled to notice of such registration and will be entitled to include their shares in the registration. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. The Company is generally required to bear all of the expenses of all registrations under the registration rights agreement, except underwriting discounts and commissions incurred by any selling stockholders. Under the registration rights agreement, the Company is committed to indemnify the holders of registration rights for certain losses they may incur in connection with registrations under the agreement.

The Company paid a total of $334,211 to the law firm of Conner & Winters, P.C. for certain legal services and expense reimbursements during fiscal year 2004. Mark Berman, a director and officer of Conner & Winters, P.C., is the spouse of Candice L. Cheeseman, General Counsel and Secretary of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 2004.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 2004, its officers, directors and more than 10 percent stockholders complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be considered by the Company for inclusion in the proxy materials for the Company for the Company’s 2006 Annual Meeting of Stockholders must be submitted in accordance with the applicable regulations of the SEC and received by the Company at its principal executive offices no later than December 30, 2005.

In accordance with the Company’s amended and restated By-laws, any stockholder who intends to present a proposal at the Company’s 2006 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company not less than 90 nor more than 120 days prior to the first anniversary date of this year’s Annual Meeting of Stockholders.

HOUSEHOLDING

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. The Company is not householding proxy materials for its stockholders of record in connection with the Annual Meeting. However, the Company is aware that certain intermediaries will household proxy materials. If you hold your shares of common stock through a broker or bank that has determined to household proxy materials:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address;

•	You may request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings by calling (918) 274-2398 or by writing to the Director of Investor Relations, Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, Oklahoma 74136, or by contacting your bank or broker to make a similar request; and

•	You may request to discontinue householding by notifying your broker or bank.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Annual Report on Form 10-K

Stockholders may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2004 (without exhibits or documents incorporated by reference) without charge by writing to the Director of Investor Relations, Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, Oklahoma 74136, by calling (918) 274-2398, or by visiting the Company’s internet website at www.globalpower.com.

By Order of the Board of Directors,

Candice L. Cheeseman

Secretary

April 29, 2005

Tulsa, Oklahoma

DETACH HERE

PROXY

GLOBAL POWER EQUIPMENT GROUP INC.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held June 9, 2005

The undersigned hereby appoints Larry Edwards and Candice L. Cheeseman, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Global Power Equipment Group Inc. to be held on the 9th day of June, 2005, at 10:00 a.m., local time, at the DoubleTree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(continued on other side)	SEE REVERSE SIDE

GLOBAL POWER EQUIPMENT

GROUP INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/geg	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

X	Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of Class I Directors					2. Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2005.	FOR	AGAINST	ABSTAIN
	Nominees:	(01) Adrian W. Doherty Jr., (02) Michael L. Greenwood and (03) Jerry E. Ryan
							☐	☐	☐
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

	☐					3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.
						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

						MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐
Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.

Signature:	Date:	Signature:	Date: